Exhibit 99.2

SNAPSHOT:

•	SolarWinds acquires Confio Software, a privately-held database performance management company, for $103 million in cash

•	Confio was founded in 2004 and is headquartered in Boulder, CO

GENERAL INFORMATION:

1.	What did SolarWinds announce today?

Today, SolarWinds announced that it has acquired privately held Confio Software, the makers of the award-winning Ignite database performance management software. SolarWinds acquired Confio, which is headquartered in Boulder, CO, for $103 million in cash. Confio has approximately 70 employees, substantially all of whom joined SolarWinds.

2.	Who is Confio?

Confio is an industry-recognized leader in database performance solutions that speed application time-to-market and IT service delivery by improving database performance on traditional and virtual servers. The company was founded in 2004 and has more than 1,200 customers worldwide.

Confio’s award winning products are used in 40% of the Fortune 50 enterprises.  As one of the fastest growing database performance solution companies for the past two years, Confio has earned recognition on the Inc. 500/5000 and Deloitte Technology Fast 500 lists.  The company was also recently named ColoradoBiz's 2013 Top Company in the software category.

3.	Why is SolarWinds acquiring Confio?

The advent of Big Data, virtual and Cloud-based services, and agile development processes put databases at the core of business performance, and these changes are forcing teams that develop, deploy and operate database systems to respond with faster service at a lower cost.

Given the importance of databases to the levels of service that IT organizations are expected to deliver, SolarWinds believes that a significant opportunity exists to deliver an expanded IT infrastructure management portfolio integrated with robust, heterogeneous database performance management.

SolarWinds believes that the strength of the Confio product and the similarities of the two companies’ respective sales and marketing models, will allow these products to slide right into the SolarWinds marketing and sales engine, and SolarWinds’ brand momentum will help to accelerate the growth of the Confio Ignite database management product in the IT market.

4.	How does this fit with SolarWinds growth strategy?

The acquisition of Confio is integral to SolarWinds’ ongoing strategy, initially laid out in 2011, to increase its presence in, and relevance to, the systems management market. Fundamental changes in technology delivery and processes, along with end-users’ expectations for always on, always-available applications and services, combine to put tremendous pressure on IT organizations to change how applications are developed and managed.

The addition of Confio to the SolarWinds rounds out our product portfolio of IT management technologies for both systems and IT administrators.

5.	What are Confio’s products today and how are they deployed?

Confio’s flagship product, Confio Ignite improves software development and service delivery for systems based on Microsoft SQL Server, Oracle, IBM DB2 and SAP Sybase databases, running on VMware virtual servers as well as physical servers.

Fundamental to Ignite is the cross platform, agentless architecture, which captures response time statistics from thousands of database instances and virtual servers without placing load on the monitored systems and without the installation of agents on the monitored servers.  Storing and analyzing the data in its data warehouse, Ignite makes the results available in the form of simple graphics, understandable and actionable by each of the IT silos.  In just four clicks, users can identify the exact source of a performance bottleneck, quantify the impact, and understand how to resolve it.

6.	Will SolarWinds continue to support and sell Confio products?

SolarWinds plans to continue to develop, sell and support Confio Ignite. For the immediate future, those products will be sold and marketed by Confio, and available at www.confio.com.

The company plans to share additional details regarding future product direction, branding, and integration in the near future.

7.	Will Confio’s products be integrated into the SolarWinds portfolio?

We anticipate sharing additional details around future product direction, branding, and integration in the near future.

8.	How will the Confio business be integrated into SolarWinds in the near term?

Upon completion of the transaction, SolarWinds plans to operate the Confio business stand alone in a very similar manner to that in which it operates today.

Confio products will continue to be marketed and sold by Confio via the Confio website and select channel partners. For more information on Confio’s database performance management solutions, visit www.confio.com.

Additionally, support for Confio products will continue to be handled by Confio. For support-related questions, email support@confio.com

Forward-Looking Statements
Certain information on the Investor Relations website may contain forward-looking statements and projections that involve risk and uncertainty. Actual results may differ materially from those set forth in such statements. Please review our online SEC filings for a discussion of these risks and uncertainties or contact our Investor Relations department to request printed versions.

SolarWinds, SolarWinds & Design, Confio and Confio Ignite are registered trademarks of SolarWinds. All other SolarWinds and Confio marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.